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                                                                  Exhibit 10.05

















                                 SENIOR ADVISORY



                                    AGREEMENT




                                     between




                              BAY STATE GAS COMPANY



                                       AND



                              CHARLES H. TENNEY, II





                          dated as of January 27, 1994










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THIS AGREEMENT made effective as of January 27, 1994, by and between Bay State
Gas Company, a Massachusetts Corporation having its principal place of business at 300 Friberg Parkway, Westborough, MA 01581 (the "Company") and Charles H. Tenney, II (the "Senior Advisor"), an individual residing at 30 Cedar Road, Chestnut Hill, MA 02167.


WITNESSETH THAT


NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived from this Agreement, the Company and the Senior Advisor hereby agree as follows:

1.  Duties.

  a. During the Agreement Period, the Company shall retain the Senior Advisor as an advisor to the Company and its management on important policy issues. In such capacity, the Senior Advisor shall render such advice on policy matters affecting the Company as the Chief Executive Officer of the Company shall request from time to time, and shall be reasonably available to participate in Senior Management Committee meetings at which important business and policy issues are to be discussed if requested by the Chief Executive Officer. It is understood that the Senior Advisor shall act during the Agreement Period in the capacity of an independent contractor and shall not be subject to the direction, control or supervision of the Company.

  b. The Senior Advisor shall arrange his corporate, legal and private business affairs so that they do not conflict with the services being rendered to the Company by the Senior Advisor and are not in any way inimical to or competitive with the Company.

2.  Term.

This Agreement shall be for an initial term which shall commence on January 22, 1994 and shall terminate on January 21, 1996, unless extended as hereinafter provided for. The initial term of this Agreement shall be automatically extended for additional two-year terms, commencing on January 22, 1996 and on each





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second anniversary of such date thereafter, unless this Agreement is terminated by either party prior to the end of the initial term or any such extension term by the delivery of written notice of termination not less than three months nor more than six months prior to the end of the initial term or the appropriate extension term. The term of this Agreement as provided for hereinabove is herein referred to as the "Agreement Period".

3.  Remuneration.

For his services as Senior Advisor during the Agreement Period, the Senior Advisor shall receive a fee of $93,750 for the first year of the Agreement Period, and a fee of $62,500 for each year of the Agreement Period thereafter, plus in each instance reasonable and normal business related expenses, including out-of-pocket reimbursement and business travel. In addition, for any portion of the Agreement Period during which he serves as Chairman of the Board of Directors of the Company, the Senior Advisor shall receive for such services $3,000 per month ($36,000 per year) plus all outside Director remuneration, including the annual Director's retainer (currently $9,000), the per meeting fee for meetings of the Board of Directors and Board Committees (currently $600) and the annual Committee retainer (currently $750).

4.  Other Remuneration.

The Senior Advisor shall receive the retirement, medical and other benefits to which he is entitled as a retiree from the Company, including without limitation his benefit under the Company's Supplemental Executive Retirement Plan.

5.  Office, Secretary and Support.

The Senior Advisor shall be provided, during the Agreement Period, with an office, secretary and other administrative services and facilities as needed.

6.  Assignability.

The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns; the Senior Advisor shall not assign, pledge or encumber his interest in this Agreement.




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7.  Waiver and Further Agreement.

A waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

8.  Severability.

  a. In case any one or more of the provision or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein, and such provision or part shall be reformed and construed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible.

  b. This Agreement contains the entire agreement between the Company and the Senior Advisor with respect to the subject matter hereof.

  c. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom any amendment, waiver, change, modification or discharge is sought.

9.  Notice.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by United States first-class certified or registered mail, postage prepaid, to the addresses stated above.

10. Governing Law.

This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts.



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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                              BAY STATE GAS COMPANY



                              By:/s/ Roger A. Young

                              Title: President







                              /s/ Charles H. Tenney II







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                                    AMENDMENT
                                    ---------

     To the Senior Advisory Agreement between Bay State Gas Company and Charles
H. Tenney II dated as of January 27, 1994 as follows:

1.   This amendment made effective as of May 2, 1996.

2. At Article 3, Remuneration, the amount on line 3 shall be changed from $62,500 to $72,500.

     IN WITNESS WHEREOF, the parties hereto have executed this amendment as of the date in paragraph 1 above.

                                      BAY STATE GAS COMPANY



                                      BY: /s/ Roger  A. Young
                                          ------------------------------------
                                          Chairman of the Board of Directors





                                          /s/ Charles H. Tenney II
                                          ------------------------------------
                                          Charles H. Tenney II